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                                                                    EXHIBIT 23.4



The Board of Directors
Video Calling Card, Inc.



We consent to the inclusion of our reports dated January 21, 1998 and September 12, 1997, with respect to the balance sheets of Video Calling Card, Inc. (a development stage company) as of December 31, 1997 and 1996, December 31, 1996 and 1995, respectively, and the related statements of operations, stockholders' equity, and cash flows for the years ended
December 31, 1997, 1996 and the period from inception (April 13, 1995) through December 31, 1995, which reports appear in the Form S-1 of Netgateway, reference number: 333-79751 and reference to our firm under the heading "Experts" in the prospectus.



/s/ Ted A. Madsen
Certified Public Accountant



Dated: November 10, 1999